                                       Application for an order granting
                                       confidential treatment pursuant to Rule
                                       24b-2 of the Securities Exchange Act of
                                       1934 has been made.  Confidential
                                       portions of this document have been
                                       redacted and marked with an * and have
                                       been filed with the Securities and
                                       Exchange Commission separately with
                                       such application.




                      PRODUCT SUPPLY AND DISTRIBUTION AGREEMENT

                                       BETWEEN

                                     CYGNUS, INC.

                                         AND

                         YAMANOUCHI PHARMACEUTICAL CO., LTD.

                                        DATED

                                    JULY 14, 1996

                                  TABLE OF CONTENTS

                                                                            Page

    1.   Definitions........................................................  2

    2.   Grant of Distributorship...........................................  8
         2.1.  Exclusive Distributorship....................................  8
         2.2.  Minor Improvement Product....................................  8
         2.3.  Major Improvement Product.................................... 13
         2.4.  Meetings to Discuss Product Development...................... 17
         2.5.  Right to Use Subdistributors................................. 17
         2.6.  Sales Only in the Territory.................................. 18

    3.   Product Registration............................................... 18

    4.   Obligations of Cygnus.............................................. 21
         4.1.  Regulatory Submissions....................................... 21
         4.2.  Supply of Product............................................ 22
         4.3.  Quantity: Forecasts.......................................... 22
         4.4.  Delivery..................................................... 24
         4.5.  Acceptance and Rejection of Product in Case of Nonconformity. 24
         4.6.  Inability to Supply.......................................... 24
         4.7.  Sample Products.............................................. 24
         4.8.  Technical Support............................................ 25
         4.9.  No Duty to Deliver if Product Terminated..................... 25

    5.  Obligations of Yamanouchi........................................... 25
         5.1.  General Obligations of Yamanouchi............................ 25
         5.2.  Korea........................................................ 25
                   5.3.  Long Range Forecasts............................... 26
         5.4.  Adjustments of Long Range Forecast, Quantity Forecast
                 and Firm Order............................................. 27
         5.5.  Non-achievement of Long Range Forecast....................... 27
         5.6.  Marketing Obligations........................................ 28
         5.7.  Purchasing Requirements...................................... 29

    6.   Payments........................................................... 29
         6.1.  Milestone Payments........................................... 29
         6.2.  Product Related Payments..................................... 30
                   6.3.  Currency Conversion................................ 34
                   6.4.  Payment Terms...................................... 34
         6.5.  Taxes and Duties............................................. 34

    7.   Records and Audit Rights........................................... 35

    8.   Non-Competition.................................................... 36

    9.   Adverse Reaction................................................... 37

    10.  Export Law......................................................... 37

    11.  Term and Termination............................................... 38
         11.1.  Term........................................................ 38
         11.2.  Termination by Either Party for Cause....................... 38
         11.3.  Termination for Unsatisfactory Results...................... 39
         11.4.  Effect of Termination; Survivability of Certain Provisions.. 40
         11.5.  Termination Not Sole Remedy................................. 41

    12.  Product Warranty and Warranty Disclaimers.......................... 41
         12.1.  Cygnus Warranty............................................. 41

    13.  Insurance.......................................................... 43

    14.  Ownership.......................................................... 43
         14.1.  Ownership................................................... 43
         14.2.  Use of Non-Clinical and Clinical Data....................... 44

    15.  Confidentiality.................................................... 44

    16.  Trademarks......................................................... 45
         16.1.  Trademark Registration...................................... 45
         16.2.  No Rights in Trademarks, Trade Names, Logos or Designations. 46
         16.3.  After Termination or Expiration............................. 47

    17.  Patent and Trademark Indemnification............................... 47
         17.1.  Cygnus' Patent and Copyright Indemnity...................... 47
         17.2.  Limitation of Indemnity..................................... 49
         17.3.  Settlement.................................................. 49

    18.  Limited Liability.................................................. 49

    19.  Infringement by Third Parties...................................... 50

    20.  Manufacturing in the Event of Bankruptcy........................... 50

    21.  General............................................................ 51
         21.1.  Amendment and Waiver........................................ 51

         21.2.  Governing Law and Legal Actions............................. 52
         21.3.  Arbitration................................................. 52
         21.4.  Headings.................................................... 53
         21.5.  Notices..................................................... 53
         21.6.  Entire Agreement............................................ 53
         21.7.  Severability................................................ 54
         21.8.  Basis of Bargain............................................ 54
         21.9.  Relationship of Parties..................................... 54
         21.10.  Assignment................................................. 54
         21.11.  Publicity and Press Releases............................... 54
         21.12.  Force Majeure.............................................. 55
         21.13.  Remedies................................................... 55

SCHEDULE A    MILESTONE PAYMENTS

EXHIBIT A     INITIAL GLUCOSE MONITORING PRODUCT

                                       Application for an order granting
                                       confidential treatment pursuant to Rule
                                       24b-2 of the Securities Exchange Act of
                                       1934 has been made.  Confidential
                                       portions of this document have been
                                       redacted and marked with an * and have
                                       been filed with the Securities and
                                       Exchange Commission separately with such application.



                      PRODUCT SUPPLY AND DISTRIBUTION AGREEMENT

         This Product Supply and Distribution Agreement (the "Agreement") is entered as of July 14, 1996 (the "Effective Date") by and between Cygnus, Inc. ("Cygnus"), a Delaware corporation, with its principal place of business at 400 Penobscot Drive, Redwood City, California 94063, and Yamanouchi Pharmaceutical Co., Ltd. ("Yamanouchi"), a Japanese corporation, with its principal place of business at 3-11, Nihonbashi-honcho 2-chome, Chuo-ku, Tokyo 103, Japan.

         WHEREAS, Cygnus is a leading developer of non-invasive glucose monitoring systems and Cygnus owns (or is otherwise licensed or entitled to) certain Proprietary Rights (defined below) relating to the Products (defined below);

         WHEREAS, Cygnus and Yamanouchi desire to commercially introduce the Products in the Territory (defined below);

         WHEREAS, Yamanouchi has the capabilities and expertise to market, sell and distribute the Products in the Territory and Cygnus desires to maximize the long-


                                          1.
                         [*Confidential Treatment Requested*]
term sales of the Products by developing new Products suitable for the market in the Territory in cooperation with Yamanouchi; and

         WHEREAS, Cygnus and Yamanouchi are prepared to enter into a supply and distribution agreement on the terms and conditions set forth below;

         NOW THEREFORE, in consideration of the mutual promises, undertakings and covenants herein expressed, the parties agree as follows:

    1.   DEFINITIONS.

         1.1. "Affiliate Company" shall mean any company, corporation, or other business entity which owns or controls directly or indirectly, or is under common control with Cygnus or Yamanouchi, or which Cygnus or Yamanouchi owns or controls directly or indirectly by ownership of fifty percent (50%) or more of the outstanding voting stock of such corporation or business entity.

         1.2. "Calculation Period" shall mean each of the following half year periods: April 1 through September 30 and October 1 through March 31.

         1.3. "Component Products" shall mean with respect to any Initial Glucose Monitoring Product and Improved Glucose Monitoring Product, such products, parts or replacement components capable of sale or sold individually to consumers and including the Glucopad and the sensors described in Exhibit A.

         1.4. "Contract Year" shall be for the first Contract Year, that annual period commencing on the first day of First Commercial Sale of the Initial Glucose


                                          2.

Monitoring Product system in any country in the Territory. Subsequent Contract Years shall be annual periods commencing on the anniversaries of the first Contract Year.

         1.5. "Delivery Date" shall mean a date for which delivery of a Product is properly requested in a purchase order.

         1.6. "First Commercial Sale" shall mean, as to each Product, the first commercial sale by Yamanouchi.

         1.7. "Fully Burdened Development Cost" of a Product means the following direct and indirect costs (as determined in accordance with generally accepted accounting principles ("GAAP")), to the extent specifically attributable to an Improved Glucose Monitoring Product: all costs related to * and/or related activities from preliminary conception through production process development and scale-up (including packaging and production of prototypes for pre-clinical and registration clinical trials), but does not include any portion of * expenses or the * (apart from the production of product to be used in the trials). Direct costs are * and contracted and * specifically attributable to the applicable * or *. Indirect costs are (i) * expenses and (ii) * expenses or
* from other departments, in each case, only to the extent specifically attributable to the applicable * or *.

         1.8. "Improved Glucose Monitoring Products" shall mean (i) any and all systems for glucose monitoring which is based upon iontophoresis technology, except the Initial Glucose Monitoring Product system, and (ii) any Component Products thereof.


                                          3.

         1.9. "Initial Glucose Monitoring Products" shall mean the glucose monitoring system and any Component Product thereof described and listed in Exhibit A as first approved for sale in the United States. Yamanouchi may request that such product be modified from the form first approved for sale in the United States, (i) to the extent necessary to comply with Japanese or Korean laws and regulations; (ii) to the extent necessary to adapt the product to the Japanese or Korean language; and (iii) to the extent necessary to adapt the product to the Japanese or Korean market. For each such change, Yamanouchi shall provide the specifications and the justification(s) therefor as soon as reasonably practicable to Cygnus. If Yamanouchi requests modifications relating to Korea, it shall accompany such request with notice under Section 5.2 stating its intention to distribute in Korea. Provided such modifications can be performed without changing the size of the product or its construction, Cygnus shall perform such modifications at its expense. In the event such modification is performed by Cygnus, the modified version and any Component Product thereof shall be deemed the "Initial Territory Glucose Monitoring Product."

         1.10. "Know-How" shall mean all know-how, techniques, trade secrets, practices, procedures, processes, inventions, methods, data, skill, experience, technology, test data, including but not limited to nonclinical data, special ability and information, including but not limited to improvements thereof relating to each Product.

         1.11.     "Long Range Forecast" shall have the meaning set forth in
Section 5.3 of this Agreement.


                                          4.

         1.12. "Major Improvement Product" shall mean any Improved Glucose Monitoring Product which (i) embodies or offers a substantial change in function or performance from existing Products, or (ii) incorporates any additional patent or patentable invention which has not been employed in any existing Product, or (iii) needs a clinical trial to obtain U.S regulatory approval for sale in the U.S. As used herein, a substantial change in function or performance will be deemed to exist for an entire product and the components thereof if such improvement exists in a major component thereof, notwithstanding the absence of such improvements in the other components of the product system. Mere cosmetic or superficial changes do not constitute a substantial improvement in function or performance.

         1.13.     "Manufacturing Cost" means the aggregate of the following
(as determined in accordance with generally accepted accounting principles): both direct and indirect costs specifically attributable to materials or for the production, processing and packaging of a product, and does not include any *. Direct costs are * services, * costs and * costs specifically attributable to the applicable materials or activities. Indirect costs are (i) * expenses and
(ii) * expenses of * services from other departments, in each case, only to the extent specifically attributable to the applicable materials or activities.

         1.14. "Market Research" shall mean, with respect to each Product, market research to determine, among other things, market size, price, Product requirements and other appropriate market data.


                                          5.

         1.15. "Minor Improvement Product" shall mean any Improved Glucose Monitoring Product that is not a Major Improvement Product.

         1.16. "Non-Invasive Product" shall mean a glucose monitoring product that does not require sample extraction that penetrates the skin (other than an existing Product) for management of diabetes in humans.

         1.17. "Payment Report" shall mean the report for every Calculation Period described in Section 6.2.3 of this Agreement.

         1.18. "Product Launch" for a country shall mean the date such Product has received all necessary approvals and the first commercial sale of such Product has occurred in such country.

         1.19. "Products" shall mean (i) any Initial Glucose Monitoring Product, (ii) any Improved Glucose Monitoring Product included in this Agreement pursuant to Sections 2.2 and 2.3 of this Agreement, and (iii) any Component Product.

         1.20. "Proprietary Rights" shall mean all rights with respect to all patented or patentable material, including singularly or in groups, or subgroups, any component or ingredient thereof, medical, clinical, toxicological or other scientific data or information relating to the Products or the manufacture of the Products, trademarks, copyrights or copyrightable material, any Know-How and all business, technical and financial information disclosed by one party hereunder to the other. Such Proprietary Rights shall be deemed the confidential property of the disclosing party.


                                          6.

         1.21. "Qualified Subdistributors" shall be a medical-device or pharmaceutical manufacturer or distributor of medical devices within the Territory selling to the same classes of customer within the Territory as Yamanouchi within the Territory.

         1.22. "Submission" shall mean the filing of all materials specified by applicable governmental statutes and/or regulations as necessary to obtain approval for commercial sale within a particular country.

         1.23.     "Territory" shall mean Japan and Korea.

         1.24. "Total Net Sales" for a period means the * or otherwise recognized in that period with respect to Products sold by Yamanouchi or permitted Qualified Subdistributors, *:

              (i)       * actually given;

              (ii) * actually given or made on account of * (including * or other *, *, and *), or *;

              (iii) separately stated (on customer invoice) * on sales (such as *); and

              (iv) separately stated (on customer invoice) * charges actually paid to * (including * and * costs); all as determined in accordance with GAAP.

However, bona fide * and * of each Product will not be included in any calculations of Total Net Sales price. Total Net Sales shall be computed in * in the Territory.


                                          7.

         1.25. "U.S. Regulatory Submission" shall mean a 510K or PMA submission (whichever the U.S. Food and Drug Administration determines to be applicable) to the U.S. Food and Drug Administration.

    2.   GRANT OF DISTRIBUTORSHIP.

         2.1. EXCLUSIVE DISTRIBUTORSHIP. Subject to the terms and conditions of this Agreement and during the term hereof, Cygnus grants Yamanouchi an exclusive distributorship of the Products in the Territory.

         2.2. MINOR IMPROVEMENT PRODUCT. If either Cygnus or Yamanouchi desire that a Minor Improvement Product be developed, either may make a written proposal (the "Proposal") to the other.

              2.2.1. In the event either party wishes to make a Proposal it shall set forth (1) a description and proposed specifications of the product,
(ii) if the Proposal is made by Cygnus, an estimate of the Fully Burdened Development Cost and details of the conditions for and amounts of milestone payments and (iii) a schedule for development. The party receiving the Proposal may accept or reject the Proposal. If, within sixty (60) days of sending of the Proposal, the receiving party has not provided notice in writing either (i) accepting the Proposal or (ii) offering a counter Proposal, the Proposal shall be deemed rejected. If the parties reach agreement, which must be evidenced in writing, and which must include express agreement upon the (i) description and proposed specifications; (ii) details of the conditions for and amounts of milestone payments totaling * of the estimated Fully Burdened Development Cost and (iii)


                                          8.

schedule for development, such Minor Improvement Product shall become a Product under this Agreement to be developed by Cygnus. Failure to reach such agreement within 120 days of the giving of the first notice with respect to the Proposal shall be deemed a rejection of the Proposal. Yamanouchi shall make all * when due as provided in the agreement between the parties for such Minor Improvement Product. If Cygnus finds that the actual Fully Burdened Development Cost is likely to exceed the agreed upon estimate, Cygnus shall give notice of such excess to Yamanouchi for its prior written approval to pay such excess, which approval shall not be unreasonably withheld. Following completion of the development work, Cygnus shall submit its invoice in the amount of * of the Fully Burdened Development Cost for the Minor Improvement Product. In the event that the total of the milestone payments exceeds * of the Fully Burdened Development Cost, Cygnus shall * the difference within thirty (30) days after the completion of the development work; in the event that * of the Fully Burdened Development Cost * the * to Cygnus, Yamanouchi shall pay Cygnus the difference within thirty (30) days of the receipt of invoice. All rights and obligations with respect to such accepted Minor Improvement Product shall be as provided in this Agreement for any Product. Cygnus shall have the right to make, have made, use, sell and to grant rights to any such accepted Minor Improvement Product outside the Territory. In the event the Proposal is rejected, Cygnus and Yamanouchi shall be prohibited during the term of the Agreement from directly or indirectly manufacturing, distributing or offering for sale such Minor Improvement Product in the Territory and/or contracting with, licensing to


                                          9.

or forming a venture with any third party for the purpose of manufacturing, selling, promoting, distributing or otherwise offering such Minor Improvement Product in the Territory; PROVIDED, HOWEVER there shall be no such restrictions upon Cygnus outside the Territory.

              2.2.2. Yamanouchi may elect to terminate the development work for any Minor Improvement Product as set forth below by providing written notice of termination to Cygnus. In the event, Yamanouchi can demonstrate (i) that following completion of Cygnus' development work on a Minor Improvement Product, the Minor Improvement Product has actually failed to meet the agreed upon specifications and that such failure substantially and materially impairs the commercial value of the Minor Improvement Product; (ii) that following actual payment by Yamanouchi and receipt by Cygnus of the full amount of the estimated Fully Burdened Development Cost plus any additional amounts approved under
Section 2.2.1, that there are additional amounts of the development cost to be paid, computed as * of Fully Burdened Development Cost, which additional amounts are substantial so as to substantially and materially impair the commercial value of the Minor Improvement Product; or (iii) that Cygnus has actually failed to meet the deadline for completion of development and that the additional time required to complete development will substantially and materially impair the commercial value of the Minor Improvement Product, Yamanouchi may give notice of termination for cause ("Termination for Cause"). In the event of Termination for Cause, Yamanouchi shall become obligated to pay Cygnus fifty percent (50%) of Cygnus' Fully


                                         10.

Burdened Development Cost incurred through the date of notice of Termination for Cause. Cygnus shall submit an invoice following notice of Termination for Cause showing the difference between * of its Fully Burdened Development Cost and * received. In the event that the aggregate of the milestone payments paid to Cygnus exceeds * of the Fully Burdened Development Cost, Cygnus shall refund the difference within thirty (30) days after the termination of the development work; in the event that * of the Fully Burdened Development Cost exceeds the milestone paid to Cygnus, Yamanouchi shall pay Cygnus the difference within thirty (30) days of the receipt of invoice. In the event Yamanouchi elects to terminate the development work for any reason other than a Termination for Cause in compliance with the conditions as set forth above, Yamanouchi shall become obligated to pay Cygnus * (*%) of Cygnus' Fully Burdened Development Cost incurred through the date of termination (the "Yamanouchi Termination Cost"). Yamanouchi shall pay the difference between the Yamanouchi Termination Cost and any milestone payments previously paid for such Minor Improvement Product within thirty (30) days upon receipt of invoice therefor from Cygnus. Upon Cygnus' determination that it has developed a product which reasonably meets the agreed upon specifications, Cygnus shall give notice of completion to Yamanouchi. Yamanouchi's right to give notice of termination shall expire within thirty days of receipt of such notice. Upon the expiration of such thirty (30) day period, Yamanouchi shall be required to use reasonable efforts to obtain regulatory approval (if required) and launch the Minor Improvement Product as soon as reasonably practicable.



                                         11.

              2.2.3. Cygnus may elect to terminate development work for any Minor Improvement Product if it in good faith determines that there is a substantial risk that (i) it will be unable to meet the agreed upon specifications or (ii) that the Fully Burdened Development Cost will exceed the agreed upon milestone payments or (iii) that it will be unable to meet the agreed upon schedule for development. In such event, Cygnus may give Yamanouchi notice in writing terminating the project to develop such Minor Improvement Product. Following notice of termination, Cygnus shall be entitled to receive * percent (*%) of the Fully Burdened Development Cost through the date of the notice for the Minor Improved Product and shall submit its invoice therefor within thirty (30) days of the giving of the notice of termination. In the event the amount received by Cygnus in milestone payments for the Minor Improvement Product project exceeds the amount of * percent (*%) of Fully Burdened Development Cost through the date of notice, Cygnus shall refund the difference to Yamanouchi; in the event such received milestone payments are less than * percent (*%) of the Fully Burdened Development Cost through the date of notice, Yamanouchi shall pay Cygnus the difference within thirty (30) days of receipt of invoice.

              2.2.4. In the event either Yamanouchi or Cygnus terminate a Minor Improvement Product development project, Cygnus and Yamanouchi shall be prohibited during the term of the Agreement from directly or indirectly manufacturing, distributing or offering for sale such Minor Improvement Product in the Territory and/or contract licensing with, licensing to, or forming a venture with any third party for the purpose of


                                         12.

manufacturing, selling, promoting, distributing or otherwise offering such Minor Improvement Product in the Territory; PROVIDED, HOWEVER, there shall be no such restriction upon Cygnus outside the Territory.

              2.2.5. In the event that Yamanouchi has launched a Minor Improvement Product in the Territory and Cygnus launches a product outside the Territory, which is identical in each and every respect with the launched Minor Improvement Product, Cygnus shall refund to Yamanouchi the difference between
(i) the total * received by Cygnus and (ii) * percent (* %) of Cygnus' Fully Burdened Development Cost for the Minor Improvement Product. The foregoing right to refund shall exist only if both of the foregoing conditions are met. There shall be no right of refund for products which are substantially similar or which are identical in some respects, but not in all respects.

         2.3. MAJOR IMPROVEMENT PRODUCT. If either party wishes to develop, manufacture or sell a Major Improvement Product, it may make a written proposal (the "Proposal") therefor to the other. Any such Proposal shall set forth the following: (i) a description and proposed specification of the product; (ii) if the Proposal is made by Cygnus, an estimate of the Fully Development Cost and a proposal for five (5) milestone payments with conditions for each payment and the amount thereof (each payment conceived to be made in advance of performing the development work contemplated thereunder and in an amount estimated to cover * of the estimated Fully Burdened Development Cost for such work); and (iii) a schedule for development. In the event


                                         13.

Cygnus has already commenced a Major Improvement Product as of the Effective Date of the Agreement, Cygnus shall make a Proposal in the first meeting set forth in Section 2.4 and in such case the Proposal shall set forth the Fully Burdened Development Cost already incurred by Cygnus through that date, in addition to items (i) through (iii) above. Following the making of any such Proposal, the receiving party shall have sixty (60) days from the sending of the Proposal to either (i) give written notice of acceptance or (ii) offer a counter-Proposal. If notice of acceptance or a counter-Proposal is not given within the 60-day period, the Proposal shall be deemed rejected. If the parties reach agreement, which must be evidenced in writing and which must include agreement upon the (i) description and proposed specifications; and (ii) the details of the conditions for and the amounts of the five milestone payments, with each payment to be made in advance of performing development work as described above totalling one-third of the estimated Fully Burdened Development Cost, for development work not completed; or for completed development work, payment for one-third of Cygnus' Fully Burdened Development Cost already incurred; and (iii) a schedule for development. Such Major Improvement Product shall become a Product under this Agreement to be developed by Cygnus. Failure to reach such agreement within one hundred twenty (120) days of the giving of the first notice with respect to the Proposal, shall be deemed a rejection of the Proposal.

              2.3.1. In the event a Proposal given under the above Section 2.3 is accepted, Yamanouchi shall make all milestone payments when due as provided in the


                                         14.

agreement between the parties. If Cygnus finds that the actual Fully Burdened Development Cost is likely to exceed the agreed upon estimate, Cygnus shall give notice of such excess to Yamanouchi for its approval to pay such excess, which approval shall not be unreasonably withheld. Following completion of the development work, Cygnus shall submit its invoice in the amount of * of the Fully Burdened Development Cost for the Major Improvement Product. In the event that the total of the milestone payments exceeds * of the Fully Burdened Development Cost, Cygnus shall refund the difference; in the event that * of the Fully Burdened Development Cost exceeds the milestones paid to Cygnus, Yamanouchi shall pay Cygnus the difference within thirty (30) days of the receipt of invoice. All rights and obligations with respect to such accepted Major Improvement Product shall be as provided for any Product in this Agreement. Cygnus shall have the right to make, have made, use, sell and to grant rights to any such accepted Major Improvement Product outside the Territory.

              2.3.2. Either party may terminate a Major Improvement Product by giving notice thereunder. In the event of termination, Yamanouchi shall be obligated to pay * of Cygnus' Fully Burdened Development Cost through the date of notice of termination. Cygnus shall submit an invoice following notice of termination showing the difference between one-third of its Fully Burdened Development Cost and any milestone payments received. It shall refund to Yamanouchi any excess of the milestone payments paid over * of its Fully Burdened Development Cost; if * of the Fully Burdened Development Cost is greater, Yamanouchi shall pay within thirty (30) days of receipt of


                                         15.

invoice the difference between * of the Fully Burdened Development Cost and the milestone payments paid. In the event of termination by Cygnus, if Cygnus recommences work on the terminated Major Improvement Product, it shall make a new Proposal therefor under Section 2.3.

              2.3.3. In the event that a Proposal is rejected or deemed rejected, or the development project is terminated by Yamanouchi under Section 2.3.2, Cygnus shall be free itself, or with a third party to develop, manufacture, distribute or sell or otherwise exploit the Major Improvement Product (and all future modifications to or evolutions thereof) within or outside the Territory. PROVIDED, HOWEVER, with respect to a rejected or deemed rejected Proposal or a Major Improvement Product for which development was terminated by Yamanouchi under Section 2.3.2, if Cygnus receives a proposal or offer from a third-party to sell, distribute or otherwise exploit such Major Improvement Product in the Territory, Cygnus shall give notice thereof to Yamanouchi, prior to concluding a binding agreement with the third-party. Such notice shall set forth all monetary consideration to be received under the proposal or offer from the third-party and the amount of Cygnus' Fully Burdened Development Cost incurred to date and Cygnus' estimate of the Fully Burdened Development Cost to complete development. Upon receipt of such notice, Yamanouchi shall have fifteen (15) days to make a "Qualifying Offer." A "Qualifying Offer" shall be equal to the greater of (i) the net present value of all * under the third-party proposal or (ii) * percent (*%) (*% times *) of the Fully Burdened Development Cost to date plus Yamanouchi's commitment to pay


                                         16.

* percent (*%) of the Fully Burdened Development Cost to be incurred in the future to complete development. In the event Cygnus elects to distribute such previously rejected or deemed rejected Major Improvement Product in the Territory itself or through wholesalers, Cygnus shall give notice thereof to Yamanouchi, who shall have fifteen (15) days to make a Qualifying Offer. A Qualifying Offer where Cygnus is to distribute itself or through wholesalers must be equal to * percent (*%) of the Fully Burdened Development Cost incurred to date plus * percent (*) of the Fully Burdened Development Cost to be incurred in the future to complete development. In the event Yamanouchi shall fail to make a Qualifying Offer fully meeting the requirements set forth in this section within fifteen (15) days of the receipt of notice by Yamanouchi, in the case of a proposal by a third-party, Cygnus shall be free to conclude an agreement with respect to such Major Improvement Product or, in the case of distribution itself or with wholesalers, to commence such activity.

         2.4. MEETINGS TO DISCUSS PRODUCT DEVELOPMENT. The parties shall meet every six months, or more often by agreement of both parties, to discuss product development. In such meetings, the parties may discuss the concepts of new products, estimated budgets for the development thereof and the timing of Launch.

         2.5. RIGHT TO USE SUBDISTRIBUTORS. Yamanouchi may submit a request to Cygnus that Yamanouchi be allowed to utilize Qualified
Subdistributors. Such request must be accompanied by a consent on the part of the proposed Qualified Subdistributor to be bound by all of the terms of this Agreement including the audit provisions set forth


                                         17.

in Section 7. Such request shall not become effective without Cygnus' prior written approval which shall not be unreasonably withheld; PROVIDED, HOWEVER, that no approval is required in the event that Yamanouchi designates an Affiliate Company as a Qualified Subdistributor. Notwithstanding the giving of consent to a Qualified Subdistributor hereunder, Yamanouchi shall remain directly and primarily obligated to Cygnus with respect to Products received and sold by any Qualified Subdistributor including all payments, forecasts and marketing obligations.

         2.6. SALES ONLY IN THE TERRITORY. Yamanouchi shall market, sell and distribute the Products only to persons or entities taking delivery in and located in the Territory.

    3.   PRODUCT REGISTRATION.

         3.1. Yamanouchi shall be responsible, at its sole cost and expense, for (i) submitting all applications in each country in the Territory for registration or approval of the Products with the appropriate authorities in each country in the Territory requiring such an application; (ii) conducting or having others conduct on its behalf, any clinical trials necessary to support Submission of all such applications for each Product, including, but not limited to all statistical analysis and preparation of any registration summary documents, with the appropriate regulatory authorities in each country within the Territory requiring such an application; (iii) filing and obtaining all such registrations and approvals; and (iv) conducting Market Research in each such country. Yamanouchi shall use its reasonable efforts to make its Submission in each country in the Territory on


                                         18.

the Initial Territory Glucose Monitoring Product or any Improved Glucose Monitoring Product included in this Agreement as soon as reasonably possible; PROVIDED, HOWEVER, in the case of the Initial Territory Glucose Monitoring Product, Yamanouchi shall use reasonable efforts to make its Submission no later than an estimated target date set in notice to Cygnus to be provided by Yamanouchi within six (6) months of execution of this Agreement, which date shall be established by Yamanouchi after its consultation with regulatory agencies in the Territory. To the extent that approval must be obtained or application made for any governmental or insurance reimbursement plan, Yamanouchi shall use reasonable efforts to obtain such reimbursement rate in an amount designed to maximize Total Net Sales, and in no event less than the amount established for existing glucose monitoring products. Yamanouchi shall promptly submit copies of all documentation related to each application and registration (including regulatory approvals) to Cygnus for its use and review.

         3.2. Cygnus shall cooperate with Yamanouchi in Yamanouchi's Submission in the countries within the Territory by providing such materials as may otherwise be in existence and as are necessary to Yamanouchi's Submission. Such materials include the U.S. Regulatory Submissions. In addition, Cygnus shall at its cost conduct more than seventeen (17) month real-time stability tests on the Glucopad in the U.S. pursuant to the regulations issued by the Ministry of Health and Welfare of Japan ("Koseisho"), which regulations shall be delivered to Cygnus by Yamanouchi after execution hereof upon consultation with Koseisho. (The foregoing covenant with respect to length of


                                         19.

the test to be conducted is not to be construed as a covenant with respect to the ultimate Product specifications.) Upon development of Product suitable for clinical trials, Cygnus agrees to provide Yamanouchi such Products as are reasonably necessary to conduct required clinical and non-clinical trials in connection with Yamanouchi's Submission. Such Products will be provided at Cygnus' Manufacturing Cost plus * and *.

         3.3. In the event that Cygnus believes Yamanouchi is not using reasonable efforts to perform any of its responsibilities with respect to registration or approval as set forth in Section 3.1 above and that such failure has or may cause a delay with respect to Product Launch or regulatory approval of such Product or any Product relating to such Proprietary Information, Cygnus shall provide written notice thereof to Yamanouchi. Upon the giving of such written notice, Yamanouchi shall have sixty (60) days to explain to Cygnus in writing the cause of the delay. If the delay is caused by Yamanouchi's failure to use reasonable efforts to perform any of the foregoing responsibilities, then: (i) Cygnus shall be free to terminate Yamanouchi's rights to such Product upon thirty (30) days' prior written notice, and Cygnus shall be free to fully exploit without approval or accounting, all of the information (including but not limited to the Market Research) developed by or supplied to Cygnus hereunder with respect to such terminated Product, and (ii) Yamanouchi shall for the immediately following eighteen (18) months from the date the termination becomes effective refrain from developing, acquiring, marketing or working with others to develop or market any Non-Invasive products intended or designed to compete, or that would be competitive with the terminated Products.


                                         20.

         3.4. Yamanouchi shall use reasonable efforts to launch any Product within sixty (60) days after receiving regulatory approval to commercially sell such Product and, if applicable, obtaining the governmental or insurance reimbursement for the Product. In the event Yamanouchi fails to reasonably launch any Product within such sixty (60) day period, Cygnus, at its sole option and discretion, in addition to any other remedy hereunder, may elect to terminate the distributorship rights for such a Product and for such a country upon thirty (30) days written notice to Yamanouchi. Such termination shall occur without reimbursement for any costs or expenses incurred by Yamanouchi or refund of payments made. Any payments accrued as of the date of such termination shall remain payable to Cygnus according to the terms of this Agreement.

    4.   OBLIGATIONS OF CYGNUS.

         4.1. REGULATORY SUBMISSIONS. Cygnus shall be solely responsible for any U.S. Regulatory Submission required for each Product. Cygnus shall keep Yamanouchi reasonably informed of the progress with respect to the U.S. Regulatory Submission. With respect to the Initial Glucose Monitoring Product, Cygnus further agrees as soon as reasonably practicable to provide Yamanouchi with necessary information to enable Yamanouchi to evaluate Cygnus' U.S. Submission. If Cygnus has not otherwise reported during a calendar quarter, Yamanouchi may make one (1) request for information during the quarter and Cygnus shall reply concerning the U.S. Regulatory Submission.


                                         21.

         4.2. SUPPLY OF PRODUCT. Cygnus, within the limitations contained in this Section 4, agrees to supply to Yamanouchi such quantities of each Product as Yamanouchi has ordered in conformity with the provisions of this Agreement.

         4.3.      QUANTITY: FORECASTS.

              4.3.1. Yamanouchi shall deliver to Cygnus (i) at least * (*) full calendar quarters prior to the calendar quarter in which the First Commercial Sale of such Product is projected to occur, a forecast of Yamanouchi's quantity requirements for such Product for the calendar quarter in which the First Commercial Sale of such Product is projected to occur and
(ii) at least * (*) full calendar quarter prior to the calendar quarter in which the First Commercial Sale of such Product is projected to occur, Yamanouchi's firm order including Delivery Dates for such Product for such calendar quarter (which shall be subject to agreement by Cygnus, which agreement shall not be unreasonably withheld) and a good faith forecast of its quantity requirements for such Product for the next * (*) calendar quarters, provided that such forecasts shall not materially deviate from the forecast of sales provided in the Long Range Forecast. Thereafter, Yamanouchi shall deliver to Cygnus at or prior to the end of each calendar quarter, Yamanouchi's firm order, including Delivery Dates for such Product for the * calendar quarter following such calendar quarter and a forecast of its quantity requirements for such Product for the next * (*) calendar quarters, provided that no forecasts or orders need be given for any period after the term of this Agreement. If a required forecast or order for a quarter is not timely submitted for a Product, the


                                         22.

immediately preceding forecast for that quarter shall become the new forecast or order; if there is no preceding forecast for a quarter, the forecast or order for the immediately preceding quarter shall become the forecast or order.

              4.3.2. For each quarterly forecast of each Product, the quantity of any Product forecasted for delivery in the first of the * (*) calendar quarters forecasted shall be not less than * percent (*%) or more than
* percent (*%) of the most recent previous forecast for such quarter.

              4.3.3. The total quantity of each Product ordered by Yamanouchi for delivery in any calendar quarter for which an order is required may not be less than * percent (*%) of Yamanouchi's most recent forecast of its requirements for such Product for such quarter. In addition, Cygnus will not be obligated to supply more than * percent (*%) of Yamanouchi's most recent forecast of its requirements for such Product for such quarter. If a firm order for any quarter exceeds *% of Yamanouchi's most recent forecast of its requirements for such Product for such calendar quarter, Cygnus and Yamanouchi will discuss in good faith the additional quantity which Cygnus will be able to supply consistent with its other obligations, and Yamanouchi will adjust its order accordingly.

              4.3.4. Yamanouchi's forecasts and orders shall reflect its good faith expectations of customer demand and Yamanouchi shall act in a commercially reasonable manner to schedule orders to avoid creating production capacity problems for Cygnus.


                                         23.

         4.4. DELIVERY. All Products delivered by Cygnus to Yamanouchi shall be F.O.B. the place of shipment within the Territory designated by Yamanouchi. Cygnus shall use reasonable commercial efforts to deliver Product on the applicable Delivery Dates as set forth in each firm order and shall arrange any insurance (in amounts that Cygnus shall determine) and transportation, via air freight unless otherwise specified in writing, to any destinations specified in writing from time to time by Yamanouchi.

         4.5. ACCEPTANCE AND REJECTION OF PRODUCT IN CASE OF NONCONFORMITY. No less than six (6) months prior to the date of the First Commercial Sale of the Initial Glucose Monitoring Products, both parties shall agree on the acceptance criteria and procedures and upon the manner for return of the Product rejected thereunder. The parties have already agreed that shipped Product shall have at least * of its official life remaining (as established by Cygnus) upon receipt by Yamanouchi.

         4.6. INABILITY TO SUPPLY. In the event that Cygnus expects an inability to supply any Product continuously for more than three (3) months due to force majeure or other reasons, Cygnus shall immediately notify Yamanouchi, and both parties hereto shall consult with each other with respect to responses. In the event that both parties agree upon the manufacture of the Product by Yamanouchi, Cygnus shall cooperate therefor.

         4.7. SAMPLE PRODUCTS. Cygnus shall provide sample Product to Yamanouchi at Cygnus' *, plus * .


                                         24.

         4.8. TECHNICAL SUPPORT. Cygnus shall provide * training to Yamanouchi personnel to enable such personnel to conduct training, sales presentations, and acceptance tests for any shipment within the Territory; PROVIDED, HOWEVER, such * training for training and sales presentations shall be up to * (*) days. The expenses for travel, lodging and related expenses for each party's personnel shall be borne by such party.

         4.9. NO DUTY TO DELIVER IF PRODUCT TERMINATED. Cygnus shall be under no obligation to deliver any Product if Yamanouchi's rights to such Product shall have been terminated for any reason.

    5. OBLIGATIONS OF YAMANOUCHI.

         5.1. GENERAL OBLIGATIONS OF YAMANOUCHI. Subject to the terms and conditions of this Agreement, Yamanouchi shall use reasonable efforts to perform from time to time the Market Research necessary to ensure the successful commercialization of the Products in the Territory. Yamanouchi shall periodically, and in no event less than semi-annually, provide Cygnus with access to all of the data and information (discovered during the Market Research, as well as a written summary of such data.

         5.2. KOREA. Yamanouchi shall have until December 31, 1997 to give written notice to Cygnus stating its intention to distribute Product in Korea. Prior to December 31, 1997 the parties shall meet to discuss any modifications required for the Product to comply with or meet governmental regulations or market customs for Korea and the costs thereof. If Yamanouchi fails to give timely written notice, it shall be


                                         25.

deemed to have relinquished all rights under this Agreement to Korea and Korea shall immediately cease to be a Territory hereunder. If Yamanouchi decides to distribute Product in Korea, it must proceed under the terms and conditions of this Agreement. Yamanouchi shall then employ reasonable efforts to submit an application for registration or approval of the Product in Korea and, thereafter, to launch the Products as soon as reasonably practicable. The parties hereby agree to discuss any changes to this Agreement which are appropriate for the country. All such changes shall be in the form of a written request if Yamanouchi intends to distribute Product in Korea.

         5.3. LONG RANGE FORECASTS. With respect to each country within the Territory, at least three (3) months prior to the beginning of the second Contract Year, Yamanouchi shall supply Cygnus with a * (*) * forecast of sales (determined by Yamanouchi in good faith after consultation with Cygnus) for the second and third Contract Years (including sales by any approved Qualified Subdistributor) in such country ("Long Range Forecast"). Such Long Range Forecasts shall not be deemed to have been submitted as required under this Agreement until approved by Cygnus, such approval not to be unreasonably withheld. Such Long Range Forecasts shall, among other things, separately identify sales by each type of Product, shall be made on a country-by-country basis, and shall reflect its good faith expectations of customer demand, price per unit and other relevant factors. Long Range Forecasts for the next three
(3) Contract Years (i.e., contract years four (4) through six (6)) shall be submitted at least three (3) months prior to the beginning of the fourth contract year, and


                                         26.

thereafter new * (*) * forecasts shall be prepared, as provided above, every three (3) years. In the event any new Product is expected to be launched in any country in the Territory, the existing Long Range Forecast shall be adjusted accordingly by Yamanouchi before the First Commercial Sale for such Product, and shall be approved by Cygnus, such approval not to be unreasonably withheld.

         5.4. ADJUSTMENTS OF LONG RANGE FORECAST, QUANTITY FORECAST AND FIRM ORDER. In the event that (i) the timing of the governmental approval and, if any, the listing on the governmental reimbursement plan are different from the good faith estimate by Yamanouchi, (ii) market conditions materially change due to the changes in laws or governmental relations or due to the launch of competitive products, or (iii) any government in any country in the Territory orders or instructs the discontinuation of or any other restriction on the sales of any Product, due to the discovery of unexpected defects in the Products, both parties hereto shall consult with each other and, if necessary, shall adjust the Long Range Forecast fixed pursuant to Section 5.3, and the quantity forecasts and firm orders as fixed under Section 4.3.

         5.5. NON-ACHIEVEMENT OF LONG RANGE FORECAST. At or following the end of the second Contract Year and in each subsequent Contract Year, in the event that Yamanouchi's annual Total Net Sales in any country in the Territory fall below * percent (*%) of the Long Range Forecast for such country in the Territory for that year, the parties hereto shall have a meeting to discuss in good faith how to increase sales.


                                         27.

         5.6. MARKETING OBLIGATIONS. Yamanouchi, for itself and for its Qualified Subdistributors approved pursuant to Section 2.4, agrees to conduct reasonable sales and promotion activities. In addition, Yamanouchi, for itself and for its Qualified Subdistributors represents, warrants and agrees:

              (i) to use reasonable efforts to successfully market, sell and support the Products throughout the Territory on a continuing basis and to comply with good business practices and all laws and regulations relevant to the regulatory authorities in each country in the Territory where any Product is sold;

              (ii) to use reasonable efforts to substantially and continuously commercially distribute and sell each of the Products after the first regulatory approval to do so and, if any, the first listing on the governmental reimbursement plan for each such Product or, where no regulatory approval or listing is required, after the First Commercial Sale of such Products;

              (iii) to use reasonable efforts to achieve the Long Range Forecasts set forth in Section 5.3;

              (iv) to keep Cygnus informed as to any problems encountered with any of the Products and any resolutions arrived at for those problems, and to communicate promptly to Cygnus any and all modifications, design changes or improvements of any of the Products suggested by any customer, employee or agent;


                                         28.

              (v) not to make any claims, representations or warrants directly or indirectly to any third party about the Products except as expressly agreed upon by the parties in writing prior thereto; PROVIDED, HOWEVER, that Yamanouchi may conduct promotional activities to consumers based upon information and material provided by Cygnus to Yamanouchi or those acquired by Yamanouchi within the Territory;

              (vi) to maintain and provide Cygnus with all sales and other information which is useful in monitoring sales progress on a country-by-country basis and with which Yamanouchi is able to provide to Cygnus;

              (vii) to the extent that Yamanouchi obtains or generates such records, to keep for a five (5) year period after termination of this Agreement records of all Product sales and customers, including complaints or reports sufficient to adequately administer a recall of any of the Products and to fully cooperate in any decision to recall, retrieve and/or replace such Product.

         5.7. PURCHASING REQUIREMENTS. Subject to the terms and conditions of this Agreement, Yamanouchi, for itself and for its Qualified Subdistributors, agrees to purchase all of its Product requirements from Cygnus.

    6.   PAYMENTS.

         6.1. MILESTONE PAYMENTS. Yamanouchi shall pay the amounts set forth in Schedule A in accordance with the milestone dates set forth therein. Yamanouchi shall

                                         29.

not be obligated to make any payment for the right to distributorship for any Improved Glucose Monitoring Product.

         6.2. PRODUCT RELATED PAYMENTS. In addition to the payments specified in Section 6.1 above, Yamanouchi shall pay Cygnus the following:

              6.2.1. PURCHASE PRICE. Yamanouchi shall be obligated to pay Cygnus in U.S. Dollars an amount equal to *% of the Total Net Sales for the Products sold during the Calculation Period (the "Purchase Price"); PROVIDED, HOWEVER that in the event (i) any damage occurs to a Component Product after acceptance by Yamanouchi, Yamanouchi may return the Component Product to Cygnus and receive a credit for the difference, if any, between the Estimated Purchase Price paid for the Component Product, as defined in Section 6.2.2 below, and the Manufacturing Cost applicable as of the date the Component Product was shipped to Yamanouchi, plus * paid by Cygnus in respect of the Component Product. (In the event that the * does not exceed * plus *, there shall be no credit) or (ii) any Component Product accepted by Yamanouchi remains unsold to any Yamanouchi direct customer at the end of its product life as established by Cygnus for that type of Component Product, Yamanouchi may return the Component Product to Cygnus and receive a credit for the difference, if any, between the * paid for the Component Product, as defined in Section 6.2.2 below and * percent (*%) of the * applicable as of the date the Component Product was * to Yamanouchi, plus * paid by Cygnus in respect of the Component Product. (In the event that the * does not exceed * percent (* %) of Manufacturing Cost plus * there shall be no credit.)


                                         30.

Product shall be considered sold at the earlier of * or * to the customer. PROVIDED, FURTHER the right to receive the foregoing credit for damaged goods or out-of-life goods is expressly conditioned upon the exercise by Yamanouchi of reasonable care, in the case of damaged goods, to prevent and minimize damage to or destruction of Product and, in the case of out-of-life goods, to avoid letting product fall out of date.

              6.2.2. ESTIMATED PURCHASE PRICE. Yamanouchi shall pay and Cygnus shall receive from Yamanouchi, on the twentieth (20) day of the month following the month when the Products were received and accepted (as defined below) by Yamanouchi, an estimated payment (the "Estimated Purchase Price") for each of the Component Products shipped during the month. As used herein, the Component Products will be deemed accepted by Yamanouchi fifteen (15) days from the date of their delivery to Yamanouchi unless they are rejected by the acceptance test performed by Yamanouchi within that period. Yamanouchi shall establish the amount of the initial Estimated Purchase Price in U.S. Dollars for each type of Component Product prior to placing its first order for that type of product. Cygnus will notify Yamanouchi * (*) months prior to launch for each type of Component Product and, thereafter, at three months prior to the start of each Calculation Period of its estimate of the Manufacturing Cost for each type of Component Product. The Estimated Purchase Price shall represent Yamanouchi's best estimate of Purchase Price for each such Component Product. Thereafter, Yamanouchi shall revise the Estimated Purchase Price on the first day of each Calculation Period. Unless there is an express agreement to the contrary reached


                                         31.

pursuant to Section 6.2.5, the Estimated Purchase Price for each Component Product shall be no less than * percent (*%) of Cygnus' estimate of the Manufacturing Cost for the Component Product. Provided, however, in the event that any reconciliation pursuant to Section 6.2.4 results in a payment to Cygnus of an amount which is more than * percent (*%) of Total Net Sales for all Products sold during a Calculation Period (for reasons other than currency fluctuations), Cygnus may elect to establish the Estimated Purchase Prices for the next Calculation Period.

              6.2.3. PAYMENT REPORT. Within thirty (30) days following the end of each Calculation Period, Yamanouchi shall prepare a report in accordance with GAAP (the "Payment Report") showing the following (i) the calculation of Total Net Sales in local currency, (ii) the number of units of each Product sold on a country-by-country basis during the Calculation Period, (iii) the aggregate Estimated Purchase Price paid for all Products sold in such period (converted to local currencies at the exchange rate(s) in effect on the date(s) each Estimated Purchase Price Payment was made, accounted on a first-in, first-out basis); (iv) the amount for reconciliation (converted to U.S. Dollars at the exchange rate at the closing of the last day of such Calculation Period in Tokyo); and (v) the calculation of the Estimated Purchase Payment for the next Calculation Period.

              6.2.4. RECONCILIATION. For each Calculation Period, in the event that * percent (*%) of the Total Net Sales in local currencies exceeds the aggregate Estimated Purchase Price paid for all Products sold during such period (converted to local currencies at the exchange rate(s) in effect on the date(s) each Estimated Purchase


                                         32.

Price payment was made , and accounted on a first-in, first-out basis), Yamanouchi shall pay the amount of such excess in U.S. Dollars (converted to U.S. Dollars at the exchange rate at the closing of the last day of such Calculation Period in Tokyo) to Cygnus promptly after the submission of the Payment Report. In the event that (i) * percent (*%) of Total Net Sales in local currencies is less than the aggregate Estimated Purchase Price paid for all Products sold during such period (converted to local currencies at the exchange rate(s) in effect on the date(s) each Estimated Purchase Price payment was made, and accounted on a first-in, first-out basis), and (ii) * percent (*%) of Total Net Sales for all Products sold during the period is greater than or equal to a "Floor Price" computed * percent (*%) of the aggregate Manufacturing Cost for the Product sold (converted to local currencies at the exchange rate in effect on the date(s) each Estimated Purchase Price payment was made for such Product), Cygnus, within thirty (30) days of the receipt of the Payment Report, shall refund such difference in Japanese Yen. In the event that * percent (*%) of Total Net Sales for all Product sold during the Calculation Period is less than the Floor Price therefor, no refund will be paid by Cygnus. Within thirty
(30) days of the receipt of the Payment Report for each Calculation Period, Cygnus shall notify Yamanouchi of aggregate Floor Price for such Calculation Period and basis of such calculation.

              6.2.5. PRICE DISCUSSION. In the event that * percent (*%) of Total Net Sales for a Calculation Period falls below * percent (*%) of the aggregate Manufacturing Cost of the Products sold during such period, then the parties hereto shall


                                         33.

promptly meet to discuss in good faith the willingness of the respective parties to agree to a price reduction or an increase in the Net Sales Prices for the Products.

         6.3. CURRENCY CONVERSION. Conversion from foreign currency to U.S. Dollars will be determined as of an applicable date based on the rate at which Japanese yen or Korean won, as applicable, may be purchased with U.S. Dollars at the close of business in Tokyo as stated in the Nikkei for that day.

         6.4. PAYMENT TERMS. All payments under this Agreement are non-credible and nonrefundable unless otherwise expressly provided herein. All such payments to Cygnus shall be made in U.S. dollars in the United States or other country designated by Cygnus. Late payments shall bear a late fee at the lower of: (i) the Bank of America prime rate on the due date plus * percent (* %) or
(ii) the maximum rate allowed by law.

         6.5. TAXES AND DUTIES. All payments to Cygnus under this Agreement are exclusive of non-U.S. taxes, all of which shall be borne by Yamanouchi. Non-U.S. taxes do not include import duties, which shall be borne by Cygnus. PROVIDED, HOWEVER, if laws or regulations require withholding of taxes from any payment to Cygnus, such taxes shall be deducted by Yamanouchi from such payment and shall be paid by Yamanouchi to the proper taxing authority and the remaining amount shall be paid to Cygnus as set forth herein. Official receipts of payment of any withholding tax shall be secured and sent to Cygnus as evidence of such payment. In the event of any such withholding, the parties agree to confer regarding other measures to minimize such withholding.


                                         34.

    7.   RECORDS AND AUDIT RIGHTS.

         7.1. Among other things, Yamanouchi and any Qualified Subdistributor shall keep complete and accurate records reflecting all information necessary or useful in verifying the accuracy of each Payment Report. Cygnus shall have the right to hire an independent certified public accountant to inspect all the above required records (who shall agree in writing to keep all information confidential except as needed to disclose any discovered discrepancies); PROVIDEd, such audit: (i) is conducted during normal business hours, (ii) is conducted no more often than once per year (unless a discrepancy is discovered in favor of the auditing party), (iii) is conducted only after the giving of thirty (30) days' prior written notice, and (iv) is conducted only on records which have not been reviewed in the previous inspections. Cygnus shall bear the full cost and expense of such audit, unless a discrepancy in excess of five percent (5%) in favor of Cygnus is discovered, in which event Yamanouchi shall bear the full cost and expense of such audit. Regardless of the amount of discrepancy discovered, all discrepancies (and interest thereon) shall be immediately due and payable. In addition, Cygnus shall at its own expense have the right, at its option, upon reasonable notice to Yamanouchi, during normal business hours and no more than once per year, to inspect any promotional materials then in use by Yamanouchi or any sales and/or marketing practices of Yamanouchi.

         7.2. Among other things, Cygnus shall keep complete and accurate records reflecting all information necessary or useful in verifying the accuracy of each Fully


                                         35.

Burdened Development Cost and Manufacturing Cost. Yamanouchi shall have the right to hire an independent certified public accountant to inspect all the above required records (who shall agree in writing to keep all information confidential except as needed to disclose any discovered discrepancies); PROVIDED, such audit: (i) is conducted during normal business hours, (ii) is conducted no more often than once per year (unless a discrepancy is discovered in favor of the auditing party), (iii) is conducted only after the giving of thirty (30) days' prior written notice, and (iv) is conducted only on records which have not been reviewed in the previous inspections. Yamanouchi shall bear the full cost and expense of such audit, unless a discrepancy in excess of five percent (5%) in favor of Yamanouchi is discovered, in which event Cygnus shall bear the full cost and expense of such audit. Regardless of the amount of discrepancy discovered, all discrepancies (and interest thereon) shall be immediately due and payable.

    8.   NON-COMPETITION.

         8.1. Except as provided below, during the term hereof Yamanouchi shall be prohibited from each of the following acts with respect to any form of Non-Invasive Product:

              (i) directly or indirectly manufacturing, distributing or offering for sale any Non-Invasive Products, other than the Products contemplated in this Agreement, within the Territory; and

              (ii) contracting with or forming a venture with any third party for the purpose of manufacturing, selling, promoting, distributing or otherwise offering any


                                         36.

Non-Invasive Products, other than the Products contemplated in this Agreement, for sale within the Territory, or assisting in any of the foregoing acts.

    9.   ADVERSE REACTION.   Each party hereto shall immediately notify the
other party of any adverse or unexpected reaction or results or any actual or potential government action relevant to any of the Products. If Cygnus requests in writing for good cause (e.g., safety reasons), both parties hereto shall in good faith discuss the necessary counter-measures, including but not limited to suspension of distribution of any of the Products. In the event that the governmental agency in the Territory orders or instructs, or both parties agree upon, the recall of any Product, the costs for such recall shall be borne by Cygnus unless Yamanouchi is responsible for the recall.

    10.  EXPORT LAW.    Both parties hereto shall, in cooperation with each
other, comply with all export laws and restrictions and regulations of the Department of Commerce or any other United States or foreign agency or authority, and agree not to export, or allow the export or reexport of any Cygnus Proprietary Rights or Products or any direct product thereof in violation of any such restrictions, laws or regulations, or, without obtaining all necessary approvals and authorizations therefrom. Yamanouchi shall assist Cygnus in obtaining any necessary licenses and/or exemptions with respect to the export from the U.S. of all material or items, including but not limited to, any material or items deliverable by Cygnus, to any location and shall demonstrate to Cygnus compliance with all applicable laws and regulations prior to delivery thereof by Cygnus.


                                         37.

    11.  TERM AND TERMINATION.

         11.1. TERM. Unless terminated earlier as provided below or elsewhere in this Agreement, with respect to each Product this Agreement shall have a term extending from the Effective Date to the later of: (i) the expiration of the last patent relating to the Products for the use or sale of such Product in any country in the Territory or (ii) fifteen (15) years from the date of the First Commercial Sale of such Product; PROVIDED, HOWEVER that unless either party gives the other notice of termination twelve (12) months prior to the expiration date of the original term hereof, this Agreement shall be automatically extended for three (3) years. Thereafter, this Agreement shall be further extended for an additional three (3) years unless either party gives the other party notice of termination twelve (12) months prior to the expiration date of such extension.

         11.2. TERMINATION BY EITHER PARTY FOR CAUSE. This Agreement (including any rights to any Product hereunder) may be terminated by a party for cause immediately upon the occurrence of any of the following events:

              (i) if the other party ceases to do business, or otherwise terminates its business operations;

              (ii) if the other party shall fail to promptly secure or renew any license, registration, permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement or in the Territory, or


                                         38.

    if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days;

              (iii) if the other party materially breaches any provision of this Agreement and fails to cure such breach within sixty (60) days (ten
    (10) days in the case of a failure to pay as provided for in Sections 2.2,
    2.3 and 6, and immediately in the case of a breach of Section 15) of notice describing the breach; or

              (iv) if the other party shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within one hundred and twenty (120) days).

         11.3. TERMINATION FOR UNSATISFACTORY RESULTS. In the event either party determines that it is receiving an unsatisfactory financial return under the Agreement, it may notify the other in writing that it desires a meeting to discuss its dissatisfaction. Upon the giving of such notice, the parties shall meet promptly but in no event later than thirty (30) days after giving of notice. If there is no agreement on a solution within thirty (30) days of the commencement of negotiations or the deadline for commencing negotiations, the party giving notice may elect, in its sole discretion, to give written notice of termination. In the case of Cygnus, it shall be deemed to receive a satisfactory financial return so long as the aggregate Purchase Price for all Products sold during the most recent Calculation Period is no less than * percent (*%) of the aggregate


                                         39.

applicable Manufacturing Cost for the Product Sold during such Period. Notice of termination shall become effective nine months after the date of the notice. PROVIDED, HOWEVER, Yamanouchi's rights under Section 2.1 and 16.1 shall become non-exclusive immediately upon the giving of notice of termination. For eighteen (18) months following the date of notice of such termination under this
Section 11.3, if Cygnus offers to a distributor in the Territory selling to the same tier of customers as Yamanouchi has sold prior to termination Products covered by the Agreement at a price equal to or less than the Purchase Price being paid by Yamanouchi during the Calculation Period immediately preceding the date of notice of such termination, Yamanouchi shall have a fifteen (15) day right of first refusal on the terms offered to such other distributor. If Yamanouchi has given notice of termination pursuant to this Section 11.3, then it is prohibited from selling any Non-Invasive Products in the Territory for a one (1) year period from the effective date of the termination.

         11.4. EFFECT OF TERMINATION; SURVIVABILITY OF CERTAIN PROVISIONS. The following provisions shall survive the termination of this Agreement:
(i) the last sentence of Section 3.4, (ii) Sections 5.6(iv) and (vii),
(iii) payment obligations accrued or earned under Section 6, (iv) Section 12.1,
(v) Section 14.1, (vi) Section 15, (vii) Sections 16.2 and 16.3, (viii) Section 17, and (ix) Section 18. Each party shall promptly return all Proprietary Information of the other (and all copies and abstracts thereof) that it is not entitled to use under the surviving terms of this Agreement. Upon termination, Yamanouchi shall promptly deliver all of its customer lists related to the Product to

                                         40.

Cygnus and shall promptly transfer to Cygnus all Product regulatory submissions, regulatory approvals and clinical data used to support any regulatory approval. Termination of this Agreement with respect to a particular Product in a particular country shall have the same effect as termination of this entire Agreement, but with respect to the applicable Product and country only.

         11.5. TERMINATION NOT SOLE REMEDY. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies shall remain available.

    12.  PRODUCT WARRANTY AND WARRANTY DISCLAIMERS.

         12.1. CYGNUS WARRANTY. Cygnus warrants only to Yamanouchi that the Products, when shipped to Yamanouchi by Cygnus, from the time of delivery to Yamanouchi to the end of the official life of the Products (as established by Cygnus), shall conform in all material respects to the applicable Product specifications as then in effect. Cygnus shall establish the terms of the warranty that may be given to end-users, consistent with the Product specifications. Yamanouchi shall write packaging, packaging inserts or other materials to be given to end-users which refer or relate to any end-user warranty consistent with the terms established by Cygnus. In such event, Yamanouchi may distribute such consistent written warranty materials with the Products to end-users. In the event that Product delivered to a customer or end user is found, prior to the end of the official life of the Product (as established by Cygnus), not to conform in a material respect to warranty, established as provided above and Yamanouchi may replace the


                                         41.

non-conforming Product from Yamanouchi's inventory. Upon notice of such replacement from Yamanouchi's inventory, Cygnus shall either refund to Yamanouchi the Purchase Price paid by Yamanouchi for the replacement Product or ship replacement Product to Yamanouchi. Such warranty does not apply to units that have been mishandled, mistreated or used or maintained or stored other than in conformity with Cygnus' instructions.

YAMANOUCHI'S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE FOREGOING WARRANTY SHALL BE REPLACEMENT BY CYGNUS OF THE NON-CONFORMING GOODS, OR, AT CYGNUS' OPTION, REFUND TO YAMANOUCHI OF THE FULL PURCHASE PRICE PAID BY YAMANOUCHI. EXCEPT FOR THE FOREGOING WARRANTIES, CYGNUS DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCTS OR PERFORMANCE OF THE PRODUCTS OR NONINFRINGEMENT BY THE PRODUCTS; DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS, SPECIFICATIONS, SUPPORT, SERVICE OR ANYTHING ELSE AND DOES NOT MAKE ANY WARRANTY TO YAMANOUCHI'S CUSTOMERS OR AGENTS. CYGNUS HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE.


                                         42.

    13.  INSURANCE.

         13.1. During the Term, as defined in Section 11 above, and if coverage is on a claims made basis, for a period after the Term reasonably calculated to cover the legal time for which a claim for injury might be brought for Product sold during the Term, the parties will jointly purchase and maintain in full force and effect, with a responsible insurance carrier, a comprehensive product liability insurance policy naming both parties as insureds. Details with respect to such insurance, including the sharing of premium, shall be agreed between the parties no later than six months prior to the First Commercial Sale of the Initial Glucose Monitoring Product.

    14.  OWNERSHIP.

         14.1. OWNERSHIP. As between the parties and with respect to any inventions conceived and reduced to practice during the Term hereof or within three (3) years after the expiration of the Term, each party will be the sole owner of the intellectual property rights in any invention of which only its employees and its third party contractors are inventors and each party will jointly own the intellectual property rights in all inventions of which both parties employees or contractors are joint inventors, except that intellectual property rights with respect to inventions relating to the Products, iontophoresis, or reverse iontophoresis regardless of the identity of the inventor, will be solely owned by Cygnus. Nothing herein shall be interpreted or construed to grant to Yamanouchi any rights or interest in the Proprietary Rights (other than the distributorship rights granted hereunder) owned by Cygnus or to which Cygnus is


                                         43.

otherwise entitled under this Agreement or otherwise. Any assignments necessary to accomplish the foregoing are hereby made and each party will execute such further documents as may be reasonably requested by the other with respect thereto. Jointly owned inventions may be exploited and non-exclusively licensed to third parties by Cygnus without accounting to or further approval of Yamanouchi. Neither party will be obligated under this Agreement to obtain intellectual property licenses from third parties.

         14.2. USE OF NON-CLINICAL AND CLINICAL DATA. Each party hereto shall provide the other party with a copy of all data of any nonclinical and clinical studies of any Product in its possession for which disclosure is not otherwise barred by contract and shall permit the other to use it for Submission or promotion of the Products during the term hereof.

    15.  CONFIDENTIALITY.    Each party agrees that all proprietary information
it obtains from the other ("Proprietary Information") is the confidential property of the disclosing party. Except as expressly allowed in this Agreement and except that Yamanouchi and Cygnus may make disclosures in connection with regulatory matters (provided that the parties shall confer in advance and mutually agree on the extent of such disclosures), the receiving party shall hold in confidence and not use or disclose any Proprietary Information of the disclosing party and shall similarly bind its employees in writing. The receiving party shall not be obligated under this Section 15 beyond five (5)


                                         44.

years after the termination of this Agreement or (b) with respect to information the receiving party can document:

              (i) is or has become readily publicly available through no fault of the receiving party or its employees or agents; or

              (ii) is received from a third party lawfully in possession of such information and lawfully empowered to disclose such information and provided the receiving party abides by all restrictions imposed by such third party; or

              (iii) was rightfully in the possession of the receiving party prior to its disclosure by the other party provided the receiving party abides by all restrictions imposed on its possession of such information.

    16.  TRADEMARKS.

         16.1. TRADEMARK REGISTRATION. Cygnus represents that it has registered the trademarks "Glucowatch" and "Glucopad" in the U.S. Cygnus agrees to maintain such registered trademarks. In the event the foregoing marks are not available in the Territory or, upon the advice of Yamanouchi, Cygnus deems it inadvisable to use either of those marks in a country in the Territory, Cygnus may make additional registrations. Cygnus shall be the sole owner of all such trademarks. In the event Cygnus elects to use a previously registered trademark of Yamanouchi, the parties shall negotiate an agreement for the transfer of ownership of such mark to Cygnus and the amount of consideration to be paid to Yamanouchi for such transfer. For each Product in each country, Cygnus may specify in writing which of its trademarks are to be used for the


                                         45.

Product. Upon receiving such specification, Yamanouchi shall employ the designated trademark on the product, product packaging and all promotional materials. For each such use, such designated mark shall be the most prominent mark utilized for the article, package or promotional material. Cygnus hereby grants Yamanouchi an exclusive license to use such trademarks in the Territory in connection with the sale of the Products. Yamanouchi shall submit exemplars of such proposed form of use, including any Yamanouchi marks to be employed, to Cygnus for Cygnus' review and approval and shall be deemed to have granted Cygnus a nonexclusive limited license during the term of this Agreement as to any country in the Territory for use in furtherance of this Agreement.

         16.2. NO RIGHTS IN TRADEMARKS, TRADE NAMES, LOGOS OR DESIGNATIONS. Yamanouchi acknowledges that it has paid no consideration for the use of Cygnus' trademarks, trade names, logos and designations, and nothing contained in this Agreement shall give Yamanouchi any right, title or interest in or to any of such trademarks, trade names, logos or designations. Yamanouchi acknowledges that Cygnus owns and retains all proprietary rights in all of its trademarks, trade names, logos and designations; and agrees that it will not at any time during or after the Term assert or claim any interest or do anything that might adversely affect the validity or enforceability of any trademark, trade names, logo or designation belonging to Cygnus. Yamanouchi agrees that it will not affix any Cygnus mark to any product other than a Product.


                                         46.

         16.3. AFTER TERMINATION OR EXPIRATION. Upon expiration or termination of this Agreement (whether in whole or as to one or more countries), each party will forthwith cease (in the terminated country or countries only, in the case of a partial termination) all display, advertising and use of the trademark, trade names, logos and designations of the other party and will not thereafter use, advertise or display any name, mark or logo that is, or any part of which is, similar to or confusing with any such designation associated with any Product, except to the extent necessary to sell any Products remaining in inventory after termination of this Agreement, not to exceed [six] months, provided that the use of such trademarks, trade names, logos and designations is otherwise in accordance with this Agreement.

    17.  PATENT AND TRADEMARK INDEMNIFICATION.

         17.1.     CYGNUS' PATENT AND COPYRIGHT INDEMNITY.

              17.1.1. If Yamanouchi receives a claim that any of the Products infringe upon a valid patent, copyright, or any other intellectual property, Yamanouchi will notify Cygnus promptly in writing and give Cygnus all necessary information and assistance. Yamanouchi hereby grants Cygnus the exclusive authority to evaluate, defend and settle any such claim as it deems appropriate; Cygnus, at its own expense and option, may then (i) settle or defend against such claim, (ii) procure for Yamanouchi the right to such Products, (iii) replace or modify the Products to avoid infringement, (iv) recall the Product from any country in the Territory, or (v) do any combination of the foregoing; PROVIDED, HOWEVER that Cygnus hereby agrees to use reasonable efforts to minimize the


                                         47.

impact of its actions on Yamanouchi's ability to market, sell and distribute the Products. Provided such timely notice has been given by Yamanouchi, should any court of competent jurisdiction hold such Product to be infringing, Cygnus will pay any final judgment against Yamanouchi and expenses, including attorneys fees reasonably incurred by Yamanouchi, provided such expenses were consented to, in advance, by Cygnus arising from such infringement and, if the use of such Product is enjoined, Cygnus shall take the actions described in (ii) above. If such option is not available, Cygnus may request Yamanouchi to recall the Product from such country within the Territory, and shall refund the purchase price paid under Section 6 less a reasonable amount of depreciation and, if any, the cost of recall.

              17.1.2. The indemnity in Section 17.1 will not apply to any claim arising out of compliance with Yamanouchi's specifications, or arising out of the incorporation of any other hardware or software in the Products, the manner in which the Products are combined with each other or any other products, or from a modification of the Products alter delivery by Cygnus. Cygnus' obligations hereunder shall not apply to any infringement occurring after Yamanouchi has received notice alleging the infringement unless Cygnus has given Yamanouchi written permission for such continuing infringement.

              17.1.3. Notwithstanding any other provisions hereof, Cygnus shall not be liable for any claim based on Yamanouchi's use of the Products as shipped after Cygnus has informed Yamanouchi of modifications or changes in the Products required


                                         48.

to avoid such claims and offered to implement those modifications or changes, if such claim would have been avoided by implementation of Cygnus' suggestions.

              17.1.4. THE FOREGOING IS GIVEN TO YAMANOUCHI SOLELY FOR ITS BENEFIT AND IN LIEU OF, AND CYGNUS DISCLAIMS, ALL OTHER WARRANTIES OF NONINFRINGEMENT WITH RESPECT TO THE PRODUCTS.

         17.2.     LIMITATION OF INDEMNITY.  The indemnity provisions in this
Section 17.2 shall not apply (i) if the claim is found to be based upon the recklessness or willful action or inaction of the party seeking indemnification (the "Indemnified Party"), or (ii) if the Indemnified Party fails to give the party from whom indemnification is sought (the "Indemnifying Party") prompt notice of any claim it receives and such failure materially prejudices the Indemnifying Party, or (iii) unless the Indemnifying Party is given the opportunity to approve in writing any settlement, which approval shall not be unreasonably withheld.

         17.3. SETTLEMENT. In no event shall the indemnified party be entitled to settle any of the above mentioned claims without the consent of the indemnifying party.

    18. LIMITED LIABILITY. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, CYGNUS SHALL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY AMOUNTS IN EXCESS OF SEVENTY-FIVE


                                         49.

PERCENT (75%) OF THE AGGREGATE OF THE AMOUNTS ACTUALLY RECEIVED BY CYGNUS HEREUNDER (INCLUDING THE PAYMENTS RECEIVED PURSUANT TO SECTIONS 2.2, 2.3 AND 6).

    19. INFRINGEMENT BY THIRD PARTIES. Cygnus shall have the sole right and option, at its sole and absolute discretion, to file and maintain lawsuits in its own name for infringement by third parties of any Cygnus' patents, trademarks or other Proprietary Rights and occurring in the Territory licensed hereunder. Yamanouchi shall, at the request of Cygnus, give Cygnus all reasonable assistance and cooperation in any such proceedings. Notwithstanding any of Cygnus' elections hereunder, or the results or outcomes thereof, Yamanouchi's obligation to make payments to Cygnus under this Agreement shall be unaffected. In the event that Yamanouchi's market share of the Products is adversely affected by such third party infringement, Cygnus shall not be obligated to offset any payments made hereunder. Notwithstanding any decision on the part of Cygnus to forego bringing or continuing to prosecute any suit, claim or litigation, Yamanouchi shall not have the right to bring, file or litigate any claim for infringement by third parties of any Proprietary Rights of Cygnus occurring in the Territory licensed hereunder.

    20. MANUFACTURING IN THE EVENT OF BANKRUPTCY In the event (i) Cygnus files, by its own initiative, a petition in bankruptcy or is placed in a bankruptcy proceeding and (ii) is substantially unable to supply Product ordered in accord with Section 4 for a commercially substantial period of time, Yamanouchi may give notice of intent to


                                         50.

manufacture. If Cygnus is unable within sixty (60) days of receipt of such notice to offer reasonable assurances of its ability to resume supply in conformity with Section 4, Yamanouchi shall be granted a license to make or have made Product under this Agreement. With respect to Products manufactured under such license, Yamanouchi shall be required to make payments equal to * percent (*%) of Total Net Sales for all the Products sold less the aggregate Yamanouchi Substitute Manufacturing Cost for such Products; PROVIDED, HOWEVER, such payment shall in no event be less than * percent (*%) of the aggregate Yamanouchi Substitute Manufacturing Cost for the Products. The Yamanouchi Substitute Manufacturing Cost for a Product shall be deemed to be equal to the Cygnus Manufacturing Cost for the same Product during the Calculation Period immediately preceding Yamanouchi's commencement of manufacture. The foregoing license shall terminate ninety (90) days after the giving of notice by Cygnus (or on behalf of Cygnus) that it is able to resume supply in accordance with this Agreement.

    21.  GENERAL.

         21.1. AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of the parties. However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments


                                         51.

shall be effective only if made by non-pre-printed agreements clearly understood by both parties to be an amendment or waiver. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

         21.2. GOVERNING LAW AND LEGAL ACTIONS. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California and the United States of America without regard to conflicts of law provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the California state or U.S. federal courts having within their jurisdiction the location of Cygnus' principal place of business. Both parties consent to the jurisdiction of such courts. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

         21.3. ARBITRATION. Any dispute arising out of Sections 2, 3, 5, 6 or 11 of this Agreement will be settled by binding arbitration (which arbitration shall be binding for purposes of this Agreement only) as follows:
(a) plaintiff shall file an Opening Brief with the Judicial Arbitration and Mediation Service ("JAMS"), with a copy to defendant, which brief shall set forth the basis for such claims, (b) either party may request a list of five (5) independent retired judge arbitrators from JAMS in San Francisco) thereafter, within ten (10) days of the receipt of such list, each may strike two (2) names from the list; failure to timely submit notice of the striking of names shall be deemed acceptance


                                         52.

of the entire list, (c) if more than one name remains, the arbitrator shall be selected from the remaining names by JAMS, (d) defendant will have thirty (30) days after receipt of plaintiff's Opening Brief to submit its case in writing to the arbitrator, (e) the arbitrator shall have fifteen (15) days from such submissions to hold a hearing to last not more than seven (7) days, (f) the arbitrator shall have seven (7) days from the date of the conclusion of the hearing, in which to render a decision, and (g) such arbitration shall be informal and need not conform to JAMS or other established procedures. Unless otherwise agreed to by the parties, arbitration will take place in San Francisco, California.

         21.4. HEADINGS. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

         21.5. NOTICES. Notices under this Agreement shall be sufficient only if in writing and personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested to a party at its addresses first set forth herein or as amended by notice pursuant to this Section 20.5, to the attention of the President in the case of Cygnus and to the attention of the President in the case of Yamanouchi. If not received sooner, notice by mail shall be deemed received five (5) days after deposit in the U.S. or Japan mails.

         21.6. ENTIRE AGREEMENT. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.


                                         53.

         21.7. SEVERABILITY. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

         21.8. BASIS OF BARGAIN. Each party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for basis of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each party under this Agreement and in the decision by each party to enter into this Agreement.

         21.9. RELATIONSHIP OF PARTIES. The parties hereto expressly understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith.

         21.10. ASSIGNMENT. This Agreement and the rights and obligations hereunder are not transferable or assignable without the prior written consent of the parties hereto, except for rights to payment and except to an Affiliate Company or to a person or entity who acquires all or substantially all of the assets or business of a party, whether by sale, merger or otherwise.

         21.11. PUBLICITY AND PRESS RELEASES. Except to the extent necessary under applicable laws or for ordinary marketing purposes, the parties agree that no press releases or other publicity relating to the substance of the matters contained herein shall


                                         54.

be made without joint approval. A press release announcing this Agreement shall be jointly developed and released by the parties.

         21.12. FORCE MAJEURE. No liability or loss of rights hereunder shall result to either party from delay or failure in performance (other than payment) caused by force majeure, that is, circumstances beyond the reasonable control of the party affected thereby, including, without limitation, acts of God, fire, flood, war, government action, compliance with laws or regulations, strikes, lockouts or other serious labor disputes, or shortage of or inability to obtain material or equipment.

         21.13. REMEDIES. Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

                                       CYGNUS, INC.

                                       By:    /s/ GARY W. CLEARY
                                            ---------------------------------
                                       Name:  Gary W. Cleary, Ph.D.
                                              -------------------------------
                                       Title: Chairman and Chief Technical
                                                Officer
                                              -------------------------------

                                       YAMANOUCHI PHARMACEUTICAL CO., LTD

                                       By:  /s/ MASAYOSHI ONODA
                                            ---------------------------------
                                       Name:  Masayoshi Onoda
                                              -------------------------------
                                       Title: President and Chief Operating
                                                Officer
                                              -------------------------------


                                         55.

                                      SCHEDULE A


                                  MILESTONE PAYMENTS

Product and                                                 Amount of Payment by
Milestone Date                                              Yamanouchi to Cygnus
--------------                                             --------------------
-   Effective Date                                                   $*
- Upon written notice by Yamanouchi to Cygnus of its decision to obtain the right to distributorship within * (*) month after receipt of the U.S.
    Regulatory Submission material filed by Cygnus with the FDA for the Initial Glucose Monitoring Product

    In the event that Yamanouchi notifies Cygnus that
    it does not intend to accept distributorship, or
    if Yamanouchi fails to send written notice within
    the said * (*) month period, this Agreement shall
    automatically terminate, and Yamanouchi shall not
    be obligated to pay the $* listed above, nor the
    $*  listed below                                                  *

-   Upon first U.S. or Japanese registration                          *
                                                                     ---

         TOTAL                                                       $*
                                                                     --
                                                                     --

                                      EXHIBIT A


                          INITIAL GLUCOSE MONITORING PRODUCT


         1.   Glucopad

         2.   Glucowatch

         3.   Glucowatch biosensor

         4.   Rechargeable batteries, type AAA

         5.   Battery recharger


                                         A-1